Exhibit 10.8

Axcelis Technologies, Inc.

Named Executive Officer Base Compensation at February 15, 2024

This Exhibit discloses the current understandings with respect to base compensation between Axcelis Technologies, Inc. (the “Company”) and each of:

•                  the Company’s principal executive officer (Russell J. Low),

•                  the Company’s principal financial officer (James G. Coogan), and

●	the three most highly compensated other executive officers serving as executive officers at December 31, 2023, who are still serving as executive officers as of the filing date of this Form 10-K.

These executive officers are referred to herein as “named executive officers” or “NEOs.”

Each of Russell J. Low and Mary G. Puma have entered into a written agreement with the Company addressing a minimum level of base salary due to the executive. These employment agreements are listed as Exhibits to this Form 10-K.  Each of the other NEOs and the Company have entered into an Executive Separation Pay Agreement in which a termination without cause will entitle the executive to one year of separation pay.  The form of Executive Separation Pay Agreement is listed as an Exhibit to this Form 10-K.

The Company maintains that all executive officers, other than Dr. Low and Ms. Puma, are employees at will and that the Company has no obligation to continue their employment, other than in cases where such obligation arises under either a Change of Control Agreement or an Executive Separation Pay Agreement as described in our Proxy Statement and as filed as Exhibits to this Form 10-K.

Rate of Base Pay

In the course of the employment relationship with each NEO, the Company communicates to the named executive officer the amount of base salary approved by the Compensation Committee of the Board of Directors, which compensation is subject to change in the discretion of the Compensation Committee of the Board of Directors (provided Dr. Low’s and Ms. Puma’s employment agreements set a minimum base pay amount). The following table sets forth the annual base salary as communicated to the named executive officers of the Company as in effect on February 15, 2024:

Named Executive Officer	Title	Rate of Annual Base Pay
Russell J. Low, Ph.D.	President and Chief Executive Officer	$633,000
James G. Coogan	Executive VP and Chief Financial Officer	$485,000
Mary G. Puma	Executive Chairperson of the Board	$669,000
Lynnette C. Fallon	Executive VP, HR/Legal and General Counsel	$375,000
Gregory F. Redinbo, Ph.D.	Executive VP, Marketing and Applications	$310,000
Gerald M. Blumenstock	Executive VP, Engineering	$325,000